Exhibit 10.27

August 1, 2007

Ms. Kimberly S. Greene
2711 Long Grove Drive
Marietta, Georgia 30062

Dear Kim:

I am pleased to offer you the position of Chief Financial Officer and Executive Vice President, Financial Services, with the Tennessee Valley Authority in Knoxville, Tennessee.  This position, among other things, directs and controls TVA’s overall financial plans and policies along with its accounting practices and the conduct of its relationships with lending institutions and the financial community.  The position is responsible for developing and implementing TVA financial policies, strategies, and procedures to ensure they are consistent with TVA’s strategic objectives.  Upon employment in this position, TVA will provide you an annual salary of $500,000, which will be payable on a bi-weekly basis.

Additionally, you will be included as a participant in TVA’s Executive Annual and Long-Term Incentive Plans.  Under the Annual Incentive Plan your annual incentive opportunity will be 65 percent of your annual salary beginning in this fiscal year (FY 2007).  Under the Long-term Incentive Plan, your award opportunity will be 65 percent of your annual salary beginning with the performance cycle (FY 2005-2007) ending in FY 2007.  Both your annual incentive award for FY 2007 and your long-term incentive award for the performance cycle ending in FY 2007 will be prorated based on the number of months you participate in the each performance cycle.  You will be eligible to receive a full award under both the annual and long-term plans beginning with the performance cycles ending in FY 2008.  Actual annual and long-term incentive awards are based on performance measured against performance goals established at the beginning of each performance period.  The incentive awards are generally paid in the first quarter of the fiscal year following the fiscal year in which they are earned.  You will have an opportunity to elect to receive these awards in a lump-sum cash payment or have all or part of the awards credited to your deferred compensation account, to the extent permitted by IRS regulations.

Due to the nature of this position, you will also be included as a participant in TVA’s Supplemental Executive Retirement Plan (SERP) at the Tier 1 level with the following provisions:

Ms. Kimberly S. Greene

August 1, 2007

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You will be granted an additional 15 years of credited service and the “Prior Employer Offset” will be waived.  The additional years of credited service will be for SERP benefit calculation purposes only and will not count toward the minimum five-year vesting requirement.

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The “Qualified Plan Offset” will be calculated based on the pension benefit you would be eligible to receive as a participant in TVA’s Cash Balance Benefit Structure with the years of credited service used for SERP benefit calculation purposes.

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In the event that you voluntarily terminate your employment with TVA or are terminated for cause (as defined below) prior to satisfying the minimum five-year vesting requirement, you will not vest in the SERP benefits, your termination will be deemed an unapproved termination under SERP, and no benefits will be provided under the SERP.  In the event of termination for any other reason, prior to five years of employment, the five-year vesting requirement will be waived.

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Except for and subject to the vesting and other conditions stated above, in the event of termination (other than if you voluntarily terminate your TVA employment or are terminated for cause as defined below), your termination will be considered an approved termination under TVA’s SERP and a benefit equal to that calculated for an “Approved Termination” will be payable upon termination, or if you have not yet reached age 55 at termination at the time you reach age 55.

A general outline of how the SERP calculation works has been furnished to you to use in your consideration of this offer.

In addition, TVA will enter into a Long-Term Deferred Compensation Plan (LTDCP) agreement with you that will provide annual deferred compensation credits to cover a service period of approximately three years.  Under the agreement, an initial credit of $280,000 will be made to an account in your name as soon as practicable following the date of your employment with TVA.  You will be fully vested in this credit at the time it is contributed to your account.  Subsequent credits of $100,000 each will be made to your account on October 1, 2008, October 1, 2009, and October 1, 2010.  You will become fully vested in the remaining credits if you remain employed by TVA until the expiration of the agreement on September 30, 2011.  All vested credits in your account under this LTDCP agreement will be distributed upon termination of your employment with TVA in five annual installments in accordance with the distribution schedule set out in section 3.A.1.b of TVA’s deferred compensation plan.

If the current TVA Chief Executive Officer no longer occupies that position and either you are asked to leave TVA employment or you terminate TVA employment because you are asked to take a position with TVA other than Chief Financial Officer and Executive Vice President, Financial Services, TVA will pay you a lump-sum payment in an amount equal to two years’ annual salary and two years’ executive annual incentive based on assumed achievement of mid-level performance goals.  This provision shall not apply and no lump-sum payment will be made in the event your employment is terminated “for cause” (as defined below).

Ms. Kimberly S. Greene

August 1, 2007

For purposes of this offer, termination “for cause” shall be considered to be under circumstances involving (1) conviction of a felony or crime of moral turpitude, or (2) illegal conduct involving dishonesty, fraud, or gross negligence that directly results in significant economic harm to TVA.

TVA will also provide you a biweekly vehicle allowance, totaling approximately $11,700 annually, toward the purchase or lease of a vehicle and operating fees, maintenance, repairs, accidents, and insurance.  This allowance is considered a taxable benefit and will be subject to withholding and any other applicable taxes.

In connection with your move to Tennessee, TVA will pay for the actual and reasonable travel and moving expenses, including home closing costs, for you and your immediate family.  TVA’s Relocation Services Program will also be available to assist you in the sale of your present home.  In addition to the relocation expenses, TVA will provide you a one-time relocation incentive payment in the amount of $90,000.  Any relocation expenses subject to a one-year employment agreement and the one-time relocation incentive payment must be repaid to TVA if (1) you voluntarily terminate employment within one year of the effective date of your employment or (2) if you are terminated for cause.

TVA also provides employee benefits which are described in materials that will be sent to you under separate cover.  The TVA Retirement System, of which you will become a member, provides for vesting after five years of full-time service, except that eligibility for death benefits vests immediately.  Your employment will be subject to the usual employment procedures and satisfactory results of a security investigation, which will include a drug screen.  As we have discussed, this position will also require a top secret security clearance.

If you have questions, or if I can be of assistance in any way, please do not hesitate to call me at (865) 632-2366 or John Long at (865) 632-6307.  We look forward to your acceptance and joining the TVA team.

Please sign below indicating your acceptance of this offer and confirm your anticipated commencement date.

Sincerely,

 /s/ Tom Kilgore
Tom Kilgore

/s/ Kimberly S. Greene                                                                  8/3/07
Kimberly S. Greene                                                                Acceptance Date

             9/1/07
Commencement Date